Consolidated Graphics
Financial Results–September Quarter — 2Q 2007 Conference Call
Wednesday, November 1, 2006

Financial Dynamics:

Thank you and good morning. Welcome to the Consolidated Graphics Conference Call. During the call, management will discuss the Company’s results for the Second quarter ended September 30, 2006. You may receive a copy of today’s press release by calling Financial Dynamics at 212-850-5600 or by visiting Consolidated Graphics’ Web site.

This conference is being broadcast live on the Internet at www.cgx.com and a subsequent archive will be available. Before we begin, I would like to remind everyone that remarks made by management during the course of this morning’s call contain forward-looking statements, which involve known and unknown risks, uncertainties or other factors that could cause actual results to differ materially from results, performance or other expectations implied by these forward-looking statements.

Consolidated Graphics’ expectations regarding future sales and profitability assume, among other things, stability of the economy and reasonable growth in the demand for its products, the continued availability of raw materials at affordable prices, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics’ filings with the Securities and Exchange Commission.

Forward-looking statement assumptions or factors stated or referred to on this conference call are based on information available to Consolidated Graphics as of today. Consolidated Graphics expressly disclaims any duty to provide updates to these forward-looking statements, assumptions, or other factors after the date of this call to reflect the occurrence of events, circumstances, or changes in expectations.

In addition, during the course of this call, management of the Company may reference certain non-GAAP financial performance measures. Managements’ opinion regarding the usefulness of such measures together with the reconciliation of such measures for the most directly comparable GAAP measures are included in the Company’s earlier filing today with the Securities and Exchange Commission.

Now, with these formalities out of the way, I would like to turn the call over to Joe Davis, Chairman and Chief Executive Officer. Joe, you may begin.

Joe Davis:

Thank you and good morning. With me on the call today is Chris Colville, Executive Vice President and Chief Financial Officer.

This morning we released our results for our second quarter ended September 30. Before reviewing the details with you, I would again like to say how rewarding it is to see the results that this company can achieve. Our major sales initiatives, combined with the scale of our business, are enabling us to generate strong sales growth and an even greater rate of growth in earnings. Our annual report theme was centered around being “Remarkable” and that’s what we are focused on – using remarkable capabilities and technology to provide remarkable solutions to remarkable customers. I greatly appreciate the efforts of all of our employees, particularly our company presidents, who are achieving our goal of industry-leading long-term growth in sales and profits.

Our results in the September quarter included strong year-over-year revenue and diluted earnings per share growth. Revenues in the September quarter were $234.2 million, up $13.2 million, or 6% from the same quarter a year ago. This sales growth was driven by internal growth as well as acquisitions.

We were able to leverage this 6% increase in revenues to an increase of 48% in diluted earnings per share to a record $.98. Operating margin in the September quarter was 10.2%, a 280 basis point improvement in operating margins as compared to the prior year. This also represents an 80 basis point improvement from the June quarter.

For the six months, sales were up 10% to $472.7 million. Operating income was up 45% to $46.3 million, with operating margins at 9.8% compared to 7.4% in the year ago period. Net income of $27.4 million represents a 52% increase from a year ago. Diluted earnings per share of $1.96 represents a 54% increase from a year ago.

We continue to have a number of very positive things happening at Consolidated Graphics. To illustrate this point, I will first discuss our solid sales performance and outlook. The foundation of our sales growth is the aggregation of our many strategic advantages, including our unmatched geographic footprint, comprehensive capabilities, and unique CGXSolutions technology. We believe that we continue to capture incremental market share, particularly in the fast-growing, rapidly evolving digital printing market.

Our 6% increase in sales was comprised of 2% internal growth and 4% from acquisitions. Although recent news about growth in the overall economy hasn’t been that great, we continue to grow our business and capitalize on market opportunities as they develop. We are generating strong growth from our strategic sales initiatives, consisting principally of National Sales and CGXSolutions, which combined to generate sales of $30.3 million, resulting in a growth rate of 22% in the September quarter and representing 13% of our total sales. Our momentum in Strategic Sales is very strong; we continue to win new national accounts and are expanding our national sales team in response to both our success and the continuing opportunities we see, as I will discuss further in a moment.

Election-related printing was also a key component of our internal growth in the September quarter. We have focused significant resources to develop our presence in the market for this bi-annual opportunity because we are well-positioned with our footprint and capabilities to provide the ultra-high levels of service and responsiveness demanded by this market. We are achieving our goal of being the industry leader for providing printing and mailing services ranging from ballots to voter information booklets to campaign materials. Election-related printing accounted for $3.6 million of our sales in the September quarter. This is less than we originally forecast for the quarter, partly because the relatively late date of Election Day this year resulted in a later kick-off of the campaign component of election-related printing. We also made a decision during the quarter to forego certain election-related printing opportunities because of licensing requirements that we determined not to be in our long-term best interest. Nevertheless, we were very busy in October and will continue to be through this weekend with election-related printing. We expect this business to contribute to solid internal growth in the December quarter and to remain an important component of our business going forward.

Turning back to our Strategic Sales initiatives, I mentioned that we are successfully growing this business and we are expanding our team dedicated to helping our companies leverage existing relationships, develop new ones and win customer-initiated strategic sourcing opportunities. Our success in growing this business is made possible because of our power of scale – specifically our national footprint and our technology advantage. Our customers want the kinds of technology and outsourcing solutions we can deliver. Let me share some recent examples that I think demonstrate our ability to provide custom print and technology solutions to a wide variety of customers.

The first example I will discuss highlights our growing digital printing footprint and expertise. We are uniquely positioned to capitalize on our customer’s growing appetite for variable data printing, particularly with complex solutions that require the most advanced technology represented by the Xerox iGen3, Kodak NexPress and HP Indigo 5000 digital presses. With a total of 89 digital presses, of which 10 are Xerox iGen3 presses and 11 are Kodak NexPress presses, we have one of the largest and most complete state-of-the-art digital footprints in the industry. We recently brought the power of this footprint to bear for a major name-brand manufacturer of business and consumer products. We designed and implemented a variable print-on-demand workflow that utilizes our NexPress capacity throughout our organization, fully-automated in an e-commerce environment from order entry to delivery right to their customer’s door. Our customer demanded an unprecedented level of accuracy and on-time delivery – 98% both accurate and delivered within 2 days of receipt of order. They are delighted that we have not only met this requirement but greatly surpassed it, and we project that this customer will grow to be one of our top ten accounts by the end of the year.

The second example involves a digital printing solution, but with a different twist. In this instance, a prospective new customer solicited our expertise to evaluate their current print procurement and fulfillment workflow to determine whether a digital print-on-demand solution could be more efficient and cost effective. We developed a facilities management approach utilizing CGXSolutions technology and on-location digital printing to achieve a just-in-time solution. The customer embraced the concept and we are currently finalizing the details of this opportunity with them. We believe this strategy can be further leveraged to other customers and prospects and are aggressively pursuing them.

The third example highlights our comprehensive offset printing capabilities and national footprint. In connection with a recent acquisition, we gained a major new customer to whom we provided printing services through an indirect sourcing relationship. Recognizing Consolidated Graphics’ support and resources, our new company knew that an expanded and direct relationship was now possible. They collaborated with our National Sales team and presented a comprehensive, single-source concept to provide locally-oriented service from multiple CGX locations addressing many of their traditional print, fulfillment and digital needs. After reviewing our proposal, meeting with both our local and national representatives and touring several of our locations, we secured a direct relationship that we anticipate will result in a 50% increase in this business and will make them a top 10 CGX account.

These are great examples of our strategic sales initiatives and the remarkable results we continue to achieve and look forward to.

Turning now to other parts of our business, our acquisition momentum is strong. We announced a letter of intent in the September quarter to acquire Annan & Bird Lithographers in Toronto, an outstanding company specializing in large-format offset printing for a very impressive customer list. We are proceeding with our due diligence and legal work on this acquisition and also with our previously announced letter of intent with Global Group in Fort Worth, an offset and digital printing company that also services an outstanding group of customers. While progressing with these opportunities, we also continue to evaluate other opportunities and grow our acquisition pipeline. We are now in negotiations with companies whose revenue totals over $500 million. Several of these discussions I would characterize as “late-stage” status. As always, we remain very disciplined in our evaluation of acquisition prospects, focusing on well-run, highly regarded general commercial printing companies in both new and existing markets. We are strongly committed to growth through acquisitions and believe the acquisition climate is very favorable at this time. Our balance sheet is strong and our ability to make capital investments and our technology advantage is very attractive to prospective acquisitions.

In the September quarter, we made a net investment in new technology of $7.4 million. With the solid growth we’ve experienced and the many opportunities we are developing, particularly with digital printing, we now anticipate spending $35 million on capital expenditures this year, approximately $10 million in each of the next two quarters. We have a huge technology advantage and are committed to maintaining this advantage going forward.

Looking ahead to the December quarter, we expect sales and diluted earnings per share to increase year-over-year and sequentially. We are projecting revenues of $244 million for the December quarter, representing an increase of 8% from the prior year. Contributing to this sales growth will be a combination of the same factors driving the September quarter’s sales growth, specifically internal growth and previously completed acquisitions. Overall, we project $1.03 in diluted earnings per share, an increase of 45% from the prior year. I will now turn the call over to Chris Colville to provide you with additional financial information.

Chris Colville

Thank you, Joe and good morning.

Joe referred to our strong balance sheet in his remarks, and in fact, our total debt outstanding at September 30, 2006 of $120.7 million represents only 26.4% of our total capitalization Our total debt outstanding increased by $20.7 million in the quarter, attributable in part to our repurchase of 276,800 shares for $14.7 million. Our total repurchases in the last five quarters now totals 594,600 shares for $28.8 million. The current board of director authorization for additional share repurchases is $46.2 million; however, as in the past, the determination to repurchase additional shares will be based on our ongoing evaluation of many factors.

At September 30, 2006, our debt consisted of $66.7 million of floating rate bank debt, $60.0 million of which was borrowed under the terms of our primary bank credit facility. On October 6, 2006, we entered into a replacement 5 year, $155 million facility that provides for a significant reduction in our marginal borrowing rate and a substantial increase in permitted share repurchases. The agreement also includes a feature to increase the size of the facility up to $240 million if requested. Upon completion of the new facility, initial borrowings were at a weighted average interest rate of 6.62%.

In addition to bank debt, out total debt outstanding at September 30, 2006 included $40.0 million of fixed rate term equipment notes bearing interest at a weighted average rate of 5.79% and $14.0 million of various other debt obligations.

Earlier this morning we filed with the Securities and Exchange Commission reconciliations and the basis for our use, of certain non-GAAP financial measures, including Adjusted Operating Margin, EBITDA and EBITDA Margin and Free Cash Flow. Please refer to this filing for additional information.

EBITDA in the September quarter was $34.9 million, up $6.6 million, or 23%, from a year ago and representing an EBITDA margin of 14.9%. EBITDA for the last twelve months totaled $128.0 million, representing a 13.9% EBITDA margin on last twelve month revenues of $920.7 million. At our projected earnings level of $1.03 diluted earnings per share in the December quarter, EBITDA is projected to be $36 million, increasing trailing twelve-month EBITDA to $134 million.

Filling in for you the remaining components of our estimates for the December quarter, we project operating margins to increase sequentially to 10.3%, interest expense of $1.8 million and an effective tax rate of 38.1%. We are using a weighted average of 13.9 million fully diluted shares outstanding in our projections.

I will now turn the call back over to Mr. Davis.

Joe Davis:

Thank you Chris. In summary, we are pleased with our second quarter financial results. We are very optimistic about our ability to continue growing the top-line profitably. As our comments reflect, multiple strategies are driving our sales growth and we are continuing to leverage this sales growth into an even higher rate of growth in profits. We have a promising pipeline of acquisition opportunities. With an unmatched national footprint, a superior business model and a strong balance sheet, we are in an excellent position to grow market share and continue to be an industry leader.

Operator, we are now available for any questions.

Q & A Period

Joe Davis:

Thank you. As I stated earlier, we are very pleased with our September quarter results. We remain focused on generating additional growth in sales and profits and expanding our leadership position in the industry. We appreciate the continued support of our customers, our employees and our shareholders. Thank you.